Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cipher Mining Inc. (formerly known as Good Works Acquisition Corp.) on Form S-1 of our report dated February 17, 2021, except for the merger agreement disclosed in Note 11 as to which the date is March 5, 2021, and for the effects of the restatement disclosed in Note 1 and 2 as to which the date is June 14, 2021, with respect to our audit of the financial statements of Good Works Acquisition Corp. as of December 31, 2020 and for the period from June 24, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

September 24, 2021